ADDENDUM TO

                         INVESTMENT ADVISORY AGREEMENT

                              Dated June 1, 1998

                                    between

                            THE VICTORY PORTFOLIOS
                    on behalf of International Growth Fund

                                      and

                           KEY ASSET MANAGEMENT INC.


      This Addendum to the Investment Advisory Agreement ("Agreement") between The Victory Portfolios, on behalf of those series listed on Schedule A, as may be amended from time to time, and Key Asset Management Inc. is made as of May 23, 2001.

      WHEREAS the parties agree to make non-material changes or corrections to the Agreement.

      NOW THEREFORE, the following non-material changes or corrections shall be made to the Agreement:

A.    Replace "Key Asset Management  Inc." with : "Victory Capital  Management
   Inc."

B.    Replace the first paragraph of Item 3(b) to read as follows:

         (b)   Manager  of  Managers  Structure.  To the  extent  the Fund has adopted or adopts a "manager of managers" structure in reliance on the Manager of Manager Order, subject to the review of the Board of Trustees, the Adviser shall:

      C. Replace Item 17 entitled Notices to read as follows:

         17. Notices. Notices of any kind to be given to the Company hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to The Victory Portfolios, 3435 Stelzer Road, Columbus, Ohio 43219-3035, Attention: Sue A. Walters and Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York, 10022, Attention: Jay G. Baris, Esq., or at such other address or to such individual as shall be so specified by the Company to the Adviser. Notices of any kind to be given to the Adviser hereunder by the Company shall be in writing and shall be duly given if mailed or delivered to the Adviser at 127 Public Square, Cleveland, Ohio 44114-1306, Attention: Kathleen A. Dennis, with a copy to William J. Blake, Esq., or at such other address or to such individual as shall be so specified by the Adviser to the Company. Notices shall be effective upon delivery.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date written above.


THE VICTORY PORTFOLIOS              VICTORY CAPITAL MANAGEMENT INC.
on behalf of the Funds listed on
Schedule A, individually and not
jointly


By: /s/ Darin Dugenske              By: /s/ Kathleen A. Dennis
  -------------------------------     -----------------------------------
Name:  Darin Dugenske               Name:  Kathleen A. Dennis
Title: Secretary                    Title: Senior Managing Director

                                  Schedule A


                                        Annual  fee, as a
                                        percentage of  average
Name of Fund                            daily net assets.
---------------------                   --------------------------

 1.   The Victory International Growth Fund         1.10%